UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 26, 2008
THE GEO GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)
Florida

(State or Other Jurisdiction of Incorporation)

1-14260	65-0043078

(Commission File Number)	(IRS Employer Identification No.)

621 NW 53rd Street, Suite 700, Boca Raton, Florida	33487

(Address of Principal Executive Offices)	(Zip Code)
(561) 893-0101

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
     Item 1.01 Entry into a Material Definitive Agreement.
     On August 26, 2008, The GEO Group, Inc. (“GEO”) completed a fourth amendment to its senior secured credit facility through the execution of Amendment No. 4 to the Amended and Restated Credit Agreement (“Amendment No. 4 to the Credit Agreement”), dated as of January 24, 2007, between GEO, as Borrower, certain of GEO’s subsidiaries, as Grantors, and BNP Paribas, as Lender and as Administrative Agent (collectively, the “Credit Agreement”).
     Amendment No. 4 to the Credit Agreement requires GEO to maintain the following total leverage ratios, as computed at the end of each fiscal quarter for the immediately preceding four quarter-period:

Period	Total Leverage Ratio

Through the penultimate day of fiscal year 2009	Total leverage ratio of 4.50 to 1.00
From last day of fiscal year 2009 through the penultimate day of fiscal year 2010	Total leverage ratio of 4.25 to 1.00
From last day of fiscal year 2010 through the penultimate day of fiscal year 2011	Total leverage ratio of 3.25 to 1.00
Thereafter	Total leverage ratio of 3.00 to 1.00
     Amendment No. 4 to the Credit Agreement also requires GEO to maintain the following senior secured leverage ratios, as computed at the end of each fiscal quarter for the immediately preceding four quarter-period:

Period	Senior Secured Ratio

Through penultimate day of fiscal year 2010	3.25 to 1.00
From last day of fiscal year 2010 through the penultimate day of fiscal year 2011	2.25 to 1.00
Thereafter	2.00 to 1.00
     In addition, Amendment No. 4 to the Credit Agreement adds a new interest coverage ratio which requires GEO to maintain a ratio of EBITDA (as such term is defined in the Credit Agreement) to Interest Expense (as such term is defined in the Credit Agreement) payable in cash of no less than than 3.00 to 1.00, as computed at the end of each fiscal quarter for the immediately preceding four quarter-period.
     The foregoing covenants replace the corresponding covenants previously included in the Credit Agreement, and eliminate the fixed charge coverage ratio formerly incorporated in the Credit Agreement.

     Amendment No. 4 also amends the capital expenditure limits applicable to GEO under the Credit Agreement as follows:

Period	Capital Expenditure Limit

Fiscal year 2008	$200.0 million
Fiscal year 2010	$275.0 million
Each fiscal year thereafter	$50.0 million
     The foregoing limits are subject to the proviso that to the extent that GEO’s capital expenditures during any fiscal year are less than the limit permitted for such fiscal year, the following maximum amounts will be added to the maximum capital expenditures that GEO can make in the following fiscal year: (i) up to $30.0 million may be added to the fiscal year 2009 limit from unused amounts in fiscal year 2008); (ii) up to $50.0 million may be added to the fiscal year 2010 limit from unused amounts in fiscal year 2009); and (iii) up to $20.0 million may be added to the fiscal year 2010 limit and to fiscal years thereafter from unused amounts in the immediately prior fiscal years.
     Amendment No. 4 to the Credit Agreement also amends the accordion feature in Sections 14.22 and 14.23 of the Credit Agreement by permitting GEO to add incremental borrowings under the Credit Agreement of up to $150.0 million on or prior to December 31, 2008, as well as up to an additional $150.0 million after December 31, 2008. All of the up to $300.0 million in such potential aggregate borrowings may be made through either revolving credit borrowings or incremental term loans. The Credit Agreement formerly allowed GEO to incur incremental borrowings up to a total aggregate amount of $150.0 million under the accordion feature, and also limited the amount that GEO could make as revolving borrowings to an aggregate amount of $75.0 million. These amendments do not require any lenders to make any new borrowings under the accordion feature but simply provide a mechanism under the Credit Agreement for GEO to incur such borrowings without requiring further lender consent under the Credit Agreement. Any such borrowings by GEO under the accordion feature of the Credit Agreement, whether as revolving borrowings or incremental term loans, would be subject to lender demand and market conditions and may not be available to GEO on satisfactory terms, or at all. GEO believes that this amendment may provide additional flexibility if and when it should decide to activate the accordion feature of the Credit Agreement.
     Amendment No. 4 to the Credit Agreement is filed with this report as Exhibit 10.1 and is incorporated herein by reference.
Section 2 — Financial Information
     Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information contained in Item 1.01 above is incorporated herein by reference.
Section 9 — Financial Statements and Exhibits
     Item 9.01 Financial Statements and Exhibits.

c)	Exhibits
10.1	Amendment No. 4 to the Third Amended and Restated Credit Agreement, dated effective as of August 26, 2008, between The GEO Group, Inc., as Borrower, certain of GEO’s subsidiaries, as Grantors, and BNP Paribas, as Lender and as Administrative Agent

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GEO GROUP, INC.
September 2, 2008	By:	/s/ John G. O’Rourke
Date		John G. O’Rourke
Senior Vice President — Finance and Chief Financial Officer (Principal Financial Officer and duly authorized signatory)

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